CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Asia Fund, of our report dated December 15, 1998 on the financial statements and financial highlights included in the October 31, 1998 Annual Report to Shareholders of Fidelity Advisor Emerging Asia Fund, Inc.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

       /s/PricewaterhouseCoopers LLP
          PricewaterhouseCoopers LLP
          Boston, Massachusetts
          October 7, 1999